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                    EXHIBIT (5)(b)
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                                    Exhibit (5)(b)


                CONSUMERS POWER COMPANY


August 2, 1995



CMS Energy Corporation
Fairlane Plaza South
Suite 1100
300 Town Center Drive
Dearborn, MI  48126

RE: CMS Energy Corporation's Registration Statement on Form S-8 of the Employees' Savings and Incentive Plan of Consumers Power Company (The "Registration Statement")

In connection with the Registration Statement which relates, among other things, to the offerings of interests in the Employees' Savings and Incentive Plan of Consumers Power Company (the "Plan"), I, or an attorney under my general supervision, have examined the Plan and the Trust Agreement (collectively referred to as the "Plan Documents") and such corporate records of CMS Energy Corporation as I, or an attorney under my general supervision, considered necessary for the purpose of this opinion. This opinion relates to the Plan's form and not to its operation.

On the basis of such review, we are of the opinion that the current status of the Plan with respect to compliance of the Plan Documents with the requirements of Section 401 of the Internal Revenue Code of 1986, as amended (the "Code") and of the ERISA is as follows:

The Plan is subject to certain requirements of the Code and ERISA. Consumers Power Company, the predecessor issuer, has received determination letters, the most recent of which is dated August 2, 1991, from the Internal Revenue Service that the Plan, adopted effective November 1, 1961, as amended, meets the requirements of a qualified plan under Code Section 401(a).

Subsequent to the determination letter and to the date thereof, the Plan has been amended in certain respects. Effective as of August 1, 1992, the Plan has been amended to include all hourly workers of the Employer as eligible to participate.

Subsequent to the determination letter, Section 401 (a)(17) of the Code was amended pursuant to the Retirement Protection Act of 1993 (the "RPA 93") to lower the compensation that may be taken into account for a qualified trust. Such limitations are generally effective for plan years beginning in 1994, and plans are required to operate in accordance with the changes. Collectively bargained plans are not required to be amended for this change until the collective bargaining agreement expires. The Company's applicable collective bargaining agreement expired on June 1, 1995, but was extended through July 15, 1995.

In addition, various provisions under IRC Section 415 were amended by the Retirement Protection Act of 1994 (the "RPA 94"), to be effective for plan years beginning after December 31, 1994. Plans are required to operate in accordance with the applicable terms under RPA 94, but need not be amended until a date to be specified by the IRS. In general, the provisions of RPA 94 that are applicable to the terms in the Plan Documents relate to the Top Heavy Provisions of Section 22 of the Plan. To date, the Plan has not been Top Heavy and these rules have not been applied to the Plan.

To the extent the Plan has not been formally amended to comply with the provisions of the RPA 93 and RPA 94, it is our opinion that the Plan continues to be in substantial compliance with the requirements of the IRC provided the Plan is operated in accordance with the provisions of RPA 93 and RPA 94.

Subject to the foregoing, it is also our opinion that the Plan Documents substantially comply with the applicable portions of ERISA which are not amendatory of the Code.

I hereby consent to the use of this opinion as an Exhibit to the Registration Statement on Form S-8 and to the reference to me under the caption "Legal Opinion" in the Prospectus, and any amendments thereto, filed in connection with the Plan.

Sincerely yours,
Arunas T. Udrys

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